Exhibit 99.B(d)(2)(X)(ii)

AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

ING INVESTORS TRUST

This First Amendment, effective as of October 1, 2009, amends the Portfolio Management Agreement dated the 15th day of September, 2008 (the “Agreement”), among ING Investors Trust (the “Trust”), a Massachusetts business trust, ING Investments, LLC (the “Manager”), an Arizona limited liability company (by virtue of a substitution effective as of November 17, 2008, assumed all duties and obligations of former contracting party, Directed Services LLC), and OppenheimerFunds, Inc. (the “Portfolio Manager”), a corporation organized under the laws of the State of Colorado.

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of October 1, 2009.

NOW, THEREFORE, the parties agree as follows:

1.                                      The following information will be inserted as new Section No. 2 (m):

With respect to any investments, including, but not limited, to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, and options on futures contracts (“futures”), which are permitted to be made by the Portfolio Manager in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Registration Statement for the Trust, the Manager hereby authorizes and directs the Portfolio Manager to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent on behalf of each Series, brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts, and executing as agent on behalf of each Series, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations provided that the Portfolio Manager may only trade swaps and derivatives under ISDA Master Agreements which are substantially similar to those reviewed and approved by the Manager.  The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Portfolio Manager for such investment purposes.

2.                                      Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.                                      In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

AGREED AND ACCEPTED BY:

ING INVESTORS TRUST		OPPENHEIMERFUNDS, INC.

By:	/s/ Kimberly A. Anderson	By:	/s/ Christina Nasta

	Kimberly A. Anderson	Name:	Christina Nasta
	Senior Vice President	Title:	Vice President

ING INVESTMENTS, LLC

By:	/s/ Todd Modic

Todd Modic
Senior Vice President